Exhibit 99.1

Viking Therapeutics Announces Pricing of $250 Million Public Offering of Common Stock

SAN DIEGO, CA – March 29, 2023 – Viking Therapeutics, Inc. (“Viking”) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced the pricing of its underwritten public offering of 17,242,000 shares of its common stock at a price to the public of $14.50 per share. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $250.0 million. In addition, Viking has granted the underwriters a 30-day option to purchase up to 2,586,300 additional shares of its common stock on the same terms and conditions. The offering is expected to close on or about April 3, 2023, subject to the satisfaction of customary closing conditions.

William Blair & Company, L.L.C. is acting as lead book-running manager for the offering and Raymond James & Associates, Inc. is acting as joint book-running manager for the offering. BTIG, LLC, Oppenheimer & Co. Inc. and H.C. Wainwright & Co., LLC are also acting as bookrunners for the offering. Maxim Group LLC, Roth Capital Partners, LLC and Laidlaw & Company (UK) Ltd. are acting as co-managers for the offering.

Viking currently intends to use the net proceeds from the offering for continued development of its VK2809, VK2735 and VK0214 programs and for general research and development, working capital and general corporate purposes.

The public offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-258231), previously filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2021, and declared effective by the SEC on August 11, 2021. The securities may be offered only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting William Blair & Company, L.L.C. at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com. These documents may also be obtained by contacting Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863, or by email at prospectus@raymondjames.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking’s clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. Viking is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. Viking holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Viking’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks and uncertainties associated with market and other conditions and the satisfaction of customary closing conditions related to the proposed public offering and other risks that are described in Viking’s most recent periodic reports filed with the Securities and Exchange Commission, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2022, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements, except as required by applicable law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com